                                 News Release

                               January 21, 1997


Contact: Gina B. Riggins, Treasurer
         (919) 732-2143


                            PIEDMONT BANCORP, INC.
                        Reports Second Quarter Results


HILLSBOROUGH, N.C. - Piedmont Bancorp, Inc., the parent holding company for Hillsborough Savings Bank, Inc., SSB, announced a consolidated net loss of $1,431,000, or $0.54 per share for the quarter ended December 31, 1996. The decline in earnings is largely due to non-recurring items.

The Company recorded $1,496,000 of compensation expense associated with the release and allocation of approximately 126,000 shares of common stock of the Company to participants of the Hillsborough Savings Bank, Inc., SSB Employee Stock Ownership Plan (the "ESOP"). This release and allocation of shares under the ESOP was mainly attributable to the $7.00 special dividend paid on the Company's stock on December 6, 1996 and management's decision to use the special dividends paid on the unallocated shares of the Company's common stock held by the ESOP to pre-pay the ESOP loan from the Company to the ESOP. In addition, during the quarter ended December 31, 1996, the Company recorded a provision for loan losses of $597,000 which resulted primarily from the charge off of approximately $510,000 in unsecured loans to a single borrower. No further charge offs related to this borrower are anticipated at this time. Finally, during the quarter, the Company recorded losses of $106,000 on the sale of investments which were sold to fund the special dividend. Without the effect of these non-recurring items, net income for the quarter would have been approximately $319,000 or $0.12 per share. Earnings for the quarter ended December 31, 1995 were $404,000.

Consolidated net losses totalled $1,248,000, or $0.48 per share, for the six months ended December 31, 1996. In addition to the non-recurring items discussed above, earnings for the first six months of fiscal 1997 were affected by the $487,000 SAIF-recapitalization assessment the Company recorded during its first quarter. Without these non-recurring items, net income for the six months period would have been approximately $815,000 or $0.32 per share. Earnings for the six months ended December 31, 1995 were $711,000.

Piedmont Bancorp Inc. Reports Second Quarter Results
Page 2
January 21, 1997


The Company's balance sheet was significantly affected by the payment of the special dividend. Total assets decreased to $125.1 million at December 31, 1996 from $128.7 million at June 30, 1996. Investment securities decreased by $14.6 million as securities were sold to fund the special dividend. Loans increased by $4.7 million to $95.9 million.

Deposits increased by $7.6 million since June 30, 1996 to $81.0 million at December 31, 1996. The $7.0 million in other borrowings represents a short-term loan the holding company obtained in order to assist in funding the special dividend. This borrowing was repaid on January 2, 1997 by way of a dividend from the bank to the holding company.

Stockholders' equity totalled $19.6 million at December 31, 1996, down from $37.1 at June 30, 1996 reflecting the special dividend paid on December 6, 1996.

Piedmont Bancorp Inc.'s shares are traded on the American Stock Exchange under the symbol "PDB". Hillsborough is located in the Raleigh-Durham area of North Carolina.

--------------------------------------------------------------------------------
                            Piedmont Bancorp, Inc.
                        Unaudited Financial Highlights


                                        Three Months Ended December 31,
                                        -------------------------------
                                            1996                1995
                                        -----------         -----------
Net earnings (loss)                     $ (1,431,000)      $    404,000
Earnings (loss) per share               $      (0.54)      $       0.05  (1)
Weighted average shares outstanding        2,653,254          2,484,308  (1)

Excluding non-recurring items
-----------------------------
Net earnings                            $    319,000                 (2)
Earnings per share                      $       0.12
Weighted average shares outstanding        2,562,272


                                          Six Months Ended December 31,
                                          -----------------------------
                                             1996               1995
                                          -----------         ---------
Net earnings (loss)                     $ (1,248,000)      $    711,000
Earnings (loss) per share               $      (0.48)      $       0.05  (1)
Weighted average shares outstanding        2,605,496          2,484,308  (1)

Excluding non-recurring items
-----------------------------
Net earnings excluding
 non-recurring items                    $    815,000                 (2)
Earnings per share excluding
 non-recurring items                    $       0.32
Weighted average shares outstanding        2,560,001

Piedmont Bancorp Inc. Reports Second Quarter Results
Page 3
January 21, 1997

                                                December 31,          June 30,
                                                    1996                1996
                                                ------------        ------------
Total assets                                   $ 125,086,000       $ 128,711,000
Loans receivable                                  95,877,000          91,187,000
Deposits                                          80,952,000          73,361,000
FHLB Advances                                     16,500,000          17,250,000
Other borrowings                                   7,000,000                   -
Total stockholders' equity                        19,631,000          37,050,000
Book value per share                           $        7.14       $       14.01
Stockholder's equity to assets ratio                  15.69%              28.78%
Nonperforming assets to total assets                   0.62%               0.59%

--------------------------------------------------------------------------------
(1) Earnings per share and weighted average shares outstanding for the three and six months periods ended December 31, 1995 includes only net income and shares outstanding subsequent to the conversion on December 7, 1995.

(2) Information not presented due to incomparability of financial information associated with the mutual to stock conversion which occurred December 7, 1995.